As filed with the Securities and Exchange Commission on December 23, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALLIANCE FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

New York	16-1276885
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

120 Madison Street

Syracuse, New York 13202

(Address of Principal Executive Offices)

Alliance Financial Corporation

2010 Restricted Stock Plan

(Full title of the Plan)

J. Daniel Mohr

Executive Vice President and Chief Financial Officer

Alliance Financial Corporation

120 Madison Street

Syracuse, New York 13202

(315) 475-2100

(Name, address and telephone number, including area code, of Agent for Service)

Copies to:

Richard A. Schaberg, Esq.

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004-1109

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $1.00 per share	200,000	$32.60	$6,520,000	$464.88

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover an indeterminate number of additional shares of common stock that may become issuable under the 2010 Restricted Stock Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction which results in an increase in the number of Alliance Financial Corporation’s (the “Company”) outstanding shares of common stock.
(2)	Calculated pursuant to Rule 457(h) under the Securities Act, based upon the average of the high and low sales price per share of the Company’s common stock as reported on The NASDAQ Global Market on December 20, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent of given to participants in accordance with Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (“SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this registration statement the following documents filed by it with the SEC:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 12, 2010;

(b)	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, filed with the SEC on May 7, 2010, August 6, 2010 and November 8, 2010, respectively;

(c)	the Company’s Current Reports on Form 8-K filed with the SEC on February 1, 2010, February 23, 2010, May 13, 2010, May 25, 2010, August 31, 2010 and November 30, 2010 (except for portions of such report deemed to be furnished and not filed); and

(b)	The description of the Company’s common stock, par value $1.00 per share, contained in the Company’s registration statement on Form 8-A (File No. 000-15366) filed with the SEC on October 25, 2001.

In addition, all documents and reports filed by the Company subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

State Law

Section 721 of the New York Business Corporation Law – hereinafter referred to as the “NYBCL” – provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or bylaws or by a duly authorized resolution of its shareowners or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of (1) a threatened or pending action which is settled or otherwise disposed of, or (2) any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722 and Section 723 of the NYBCL. Section 725 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

Section 726 of the NYBCL authorizes a corporation to purchase and maintain insurance to indemnify (1) a corporation for any obligation that it incurs as a result of the indemnification of directors and officers under the provisions of Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by a corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

Restated Certificate of Incorporation

The Company’s Restated Certificate of Incorporation provides that a director of the Company shall not be liable to the Company or its shareholders for damages for any breach of duty in such capacity to the fullest extent permitted under the Business Corporation Law of the State of New York.

Bylaws

Article IV of the Company’s bylaws provides, in part, as follows:

The Company shall, to the full extent permitted by the New York Business Corporation Law, as amended from time to time, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he/she is or was a director, officer or employee of the Company or of any of its subsidiaries.

In all situations in which indemnification is not mandatory under Section 401 hereof, the Company may, to the full extent permitted by the New York Business Corporation Law, as amended from time to time, indemnify all persons whom it is empowered to indemnify pursuant thereto.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this registration statement are listed in the Exhibit Index, which appears elsewhere in this registration statement and is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Syracuse, State of New York on December 23, 2010.

ALLIANCE FINANCIAL CORPORATION

By:	/s/ Jack H. Webb
Jack H. Webb
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that the individuals whose signatures appear below constitute and appoint Jack H. Webb and J. Daniel Mohr, and each of them, his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirement of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities indicated as of December 23, 2010:

Signature	Title

/s/ Jack H. Webb	Chairman, President and Chief Executive
Jack H. Webb	Officer (Principal Executive Officer)

/s/ J. Daniel Mohr	Executive Vice President and Chief Financial Officer
J. Daniel Mohr	(Principal Financial Officer and Principal Accounting Officer)

/s/ John H. Watt, Jr.	Executive Vice President and Director
John H. Watt, Jr.

/s/ Mary Pat Adams	Director
Mary Pat Adams

/s/ Donald S. Ames	Director
Donald S. Ames

Signature	Title

/s/ Donald H. Dew	Director
Donald H. Dew

/s/ John M. Endries	Director
John M. Endries

/s/ Samuel J. Lanzafame	Director
Samuel J. Lanzafame

/s/ Margaret G. Ogden	Director
Margaret G. Ogden

/s/ Lowell A. Seifter	Director
Lowell A. Seifter

/s/ Charles E. Shafer	Director
Charles E. Shafer

/s/ Charles H. Spaulding	Director
Charles H. Spaulding

/s/ Paul M. Solomon	Director
Paul M. Solomon

/s/ Deborah F. Stanley	Director
Deborah F. Stanley

EXHIBIT INDEX

Exhibit No.	Exhibit
4.1	Alliance Financial Corporation 2010 Restricted Stock Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 6, 2010).

4.2	Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 27, 2009).

4.3	Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 3, 2004).

4.4	Amendment to the Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the SEC on November 27, 2007).

4.5	Rights Agreement, dated October 19, 2001, between the Company and American Stock Transfer & Trust Company (incorporated herein by reference to Exhibit 4.1 to the Company’s Form 8-A12G filed with the SEC on October 25, 2001).

5.1	Opinion of Hogan Lovells US LLP.

23.1	Consent of Crowe Horwath LLP.

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).